UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 21, 2009
DEVELOPERS DIVERSIFIED REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-11690	34-1723097

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (216) 755-5500

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filling is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d.2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e.4(c))

Item 8.01 Other Events
     On September 21, 2009, Developers Diversified Realty Corporation (the “Company”) announced progress on de-leveraging initiatives and provided the following updates on recent company activities:
•	Equity sale to Otto Family: The second tranche of 15 million common shares was sold to the Otto family for $60 million on September 18, 2009, completing the transaction announced in February 2009 to sell 30 million shares to the Otto Family. An additional 1.8 million common shares were also issued, representing dividends paid since the date of the agreement. Warrants for an additional five million common shares were issued at the time of closing at $6.00 per share as per the agreement. The warrants, aggregating 10 million in total, may be exercised at the discretion of the Otto Family any time within five years of issuance. Additional information about the Otto Family and the common share sale can be found in a press release dated February 23, 2009.

•	New director appointment: In conjunction with the closing of the second tranche of equity described above, the Company’s Board of Directors elected Dr. Thomas Finne as a new director. Dr. Finne was appointed to the Dividend Declaration Committee. The Board of Directors now consists of 12 members, four of whom (Dr. Thomas Finne, Mr. James Boland, Mr. Daniel Hurwitz and Dr. Volker Kraft) have joined the Board in the past six months.

•	Equity issuance: Between August 10 and September 17, the Company sold approximately 18.4 million common shares for approximately $157 million through the common equity program established through BNY Mellon Capital Markets, LLC, completing the $200 million program established in late 2008.

•	Asset sales: Year to date, the Company has generated over $439 million in gross proceeds from asset sales, $260 million of which closed during the third quarter. In conjunction with the sales this year, $151 million of mortgage debt was eliminated. The Company’s share of proceeds year to date is $289 million gross and $230 million net of mortgage debt eliminated. The Company has an additional $192 million of assets under contract for sale or subject to letter of intent, most of which are expected to close in 2009.

•	Senior unsecured note purchases: In addition to the tender offers for unsecured notes that retired $250 million aggregate principal amount of debt on September 14 and 17, the Company purchased $38.7 million of its convertible senior unsecured notes in the third quarter at a weighted average 84% of par. Including the notes tendered in the tender offer and notes bought on the open market, the total discount to par achieved was approximately $28 million for the third quarter and approximately $164 million year to date.

•	Macquarie DDR Trust joint venture: The Company has liquidated its entire equity interest in Macquarie DDR Trust (ASX: MDT). In addition, the Company anticipates that the redemption of its interest in the DDR Macquarie Fund in exchange for 100% ownership in three assets will occur early in the fourth quarter, subject to the receipt of approvals from MDT unitholders. Once the redemption is complete, the Company will no longer share in over $1 billion of mortgage debt owed by the DDR Macquarie Fund. The Company’s share of MDT’s debt that will be removed, net of two mortgages it will assume as part of the redemption, is approximately $200 million.

•	Mortgage financing: As previously disclosed, the Company continues to make progress on two large mortgage financings, each secured by a pool of assets, and now expects that if both were completed, proceeds would exceed the original guidance of $600 million. The Company expects to close on the first new mortgage loan of approximately $400 million early in the fourth quarter. The Company is working to structure a large portion of both loans to be TALF-eligible.
     The Company periodically evaluates opportunities to issue and sell additional debt or equity and purchase, refinance or otherwise restructure debt for strategic reasons or to further strengthen the financial position of the Company, and anticipates continuing to utilize a combination of these capital initiatives to achieve its goals of deleveraging and enhancing liquidity.
     Developers Diversified Realty Corporation considers portions of this information to be forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause our results to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; our ability to sell assets on commercially reasonable terms; our ability to secure equity or debt financing on commercially acceptable terms or at all; our ability to successfully complete the portfolio mortgage loan transaction; our ability to successfully have our interest in DDR Macquarie Fund redeemed; and our ability to enter into definitive agreements with regard to our financing and joint venture arrangements or our failure to satisfy conditions to the completion of these arrangements. For additional factors that could cause the results of the Company to differ materially from these indicated in the forward-looking statements, please refer to the Company’s Form 10-K as of December 31, 2008. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Developers Diversified Realty Corporation (Registrant)
Dated: September 21, 2009	By:	/s/ Joan U. Allgood
		Name:	Joan U. Allgood
		Title:	Executive Vice President — Corporate Transactions and Governance